Exhibit No. 1
Form 8-K
Source Energy Corporation
File No. 0-29129

                         PLAN OF MERGER

      This PLAN OF MERGER (the "Plan of Merger"), is made as of the 13th day of April, 2000, by and between SOURCE ENERGY CORPORATION, a Utah corporation ("Source"), and NEWVEN ACQUISITION CORPORATION, a Nevada corporation ("Newven"). Source is hereinafter sometimes referred to as the "Surviving Corporation," and together with Newven are referred to as the "Constituent Corporations.

       The  authorized  capital  stock  of  Newven  consists   of
50,000,000 shares of common stock, par value $0.001 ("Newven Common Stock") of which 500,000 shares are issued and outstanding and held of record by Source, and 10,000,000 shares of preferred stock, par value $0.001, of which no shares are issued and outstanding.

      The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Newven merge into Source upon the terms and conditions provided herein.

      NOW, THEREFORE, the parties hereby adopt the plan of reorganization encompassed by this Plan of Merger and hereby agree that Newven shall merge into Source on the following terms, conditions and other provisions:

1.   Terms and Conditions.

      1.1 Merger. Newven shall be merged with and into Source, which shall be the surviving corporation effective on the date when this Plan of Merger is filed as part of the required Articles of Merger with the Division of Corporations and Commercial Code of the state of Utah and the Nevada Secretary of State, but in no event prior to April 25, 2000 (the "Effective Date").

      1.2 Succession. On the Effective Date, Source shall succeed to all of the rights, privileges, powers, immunities and franchises and all the property, real, personal and mixed of Newven, without the necessity for any separate transfer. Source shall thereafter be responsible and liable for all liabilities and obligations of Newven, and neither the rights of creditors nor any liens on the property of the Merger Companies shall be impaired by the merger.

      1.3 Common Stock of Newven. Upon the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, each share of Newven Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled and shall no longer represent any interest in any corporation.

2.   Charter Documents, Directors and Officers

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     2.1  Articles of Incorporation and By-Laws.  The Articles of
Incorporation and Bylaws of Source as in effect immediately prior to the Effective Date shall remain the Articles of Incorporation and Bylaws of Source after the Effective Date without change or modigfication.

      2.2 Directors and Officers. On the Effective Date, the Board of Directors of Source will consist of the members of the Board of Directors of Source immediately prior to the Merger. The individuals serving as executive officers of Source immediately prior to the Merger will serve as executive officers of Source upon the effectiveness of the Merger.

3.   Miscellaneous

      3.1 Further Assurances. From time to time, and when required by Source or by its successors and assigns, there shall be executed and delivered on behalf of the Newven such deeds and other instruments, and there shall be taken or caused to be taken by them such further and other action, as shall be appropriate and necessary in order to vest or perfect, or to conform of record or otherwise, in Source the title to and possession of all the property, intents, assets, rights, privileges, immunities, powers, franchises and authority of Newven and otherwise to carry out the purposes of this Plan of Merger, and the directors and officers of Source are fully authorized in the name and on behalf of Newven or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

      3.2 Approval. This Plan of Merger has been duly adopted and approved by each of the Boards of Directors of the Constituent Corporations and no approval of the stockholders of either of the Constituent Corporations is required since Source holds all of the issued and outstanding capital stock of Newven.

      3.3 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the state of Utah.

     IN WITNESS WHEREOF, this agreement has been signed as of the date first-above written for and on behalf of the corporate parties hereto by the undersigned thereunto duly authorized.

                              SOURCE ENERGY CORPORATION



By________________________________________
                                   Craig Carpenter, President

                              NEWVEN ACQUISITION CORPORATION



By________________________________________
                                   Mark E. Lehman, President

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